Exhibit 99-17(a)

FORM OF CONSENT OF BMO PARTNERS FUND, L.P.

This written consent is solicited on behalf of the General Partner of BMO Partners Fund, L.P. (the “Partnership”) for the Partnership to enter into the Agreement and Plan of Reorganization by and among (1) the Partnership, (2) Beck, Mack & Oliver, LLC, the general partner of the Partnership, and (3) Forum Funds (“Forum”), a registered investment company, on behalf of Beck, Mack & Oliver Partners Fund (the “Acquiring Fund”), a series of Forum (the “Plan”).

Under the Plan, the Partnership will: (1) transfer its assets and liabilities to the Acquiring Fund, in exchange solely for shares of the Acquiring Fund and the Acquiring Fund’s assumption of certain of the Partnership’s liabilities and (2) the Partnership will then distribute the shares received from the Acquiring Fund proportionately to its partners and terminate (the “reorganization”).

The undersigned, being a Limited Partner of the Partnership as of November 3, 2009, has placed an “X” on the appropriate line below to indicate its consent for the Partnership to enter into the Plan.

____ Approve ____ Disapprove ____ Abstain Name of Limited Partner: Signature of Limited Partner: Dated as of:

PLEASE RETURN TO:

BMO PARTNERS FUND, L.P.
360 MADISON AVENUE, 18TH FLOOR
NEW YORK, NEW YORK 10017